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                                                                      EXHIBIT 12


                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT FOR RATIOS)

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

                                                                                             Three Months
                                                                                             Ended March 31
                                                                                             --------------
                                                                                         1996            1997
                                                                                         ----            ----
                                                                                              (unaudited)
Fixed Charges:
   Interest expensed.......................................................            $ 1,787          $20,789
   Interest capitalized....................................................              3,634            5,883
                                                                                       -------          -------
       Total interest expense..............................................              5,421           26,672
   Interest component of rent expense......................................                251              962
   Amortization/write-off of debt issuance costs...........................                213            1,280
                                                                                       -------          -------
       Total Fixed Charges.................................................            $ 5,885          $28,914
                                                                                       =======          =======

Earnings:
   Income from continuing operations
       before income taxes.................................................            $ 5,106         $10,294
   Plus fixed charges......................................................              5,885          28,914
   Less interest capitalized...............................................             (3,634)         (5,883)
                                                                                       -------         -------
       Total Earnings......................................................            $ 7,357         $33,325
                                                                                       =======         =======

Ratio of earnings to fixed charges.........................................               1.25x           1.15x
                                                                                       =======         =======
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